EXHIBIT 99.3
FINANCIAL INFORMATION
EYETECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and shares)	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,664	$40,780
Marketable securities	190,814	170,715
Accounts receivable, net of allowances	92,568	—
Collaboration receivable	7,378	91,966
Inventory	10,039	—
Prepaid expenses and other current assets	4,811	7,868

Total current assets	346,274	311,329
Property and equipment, net	21,453	17,817
Restricted cash	5,927	5,927
Other assets	10,584	4,386

Total assets	$384,238	$339,459

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$36,610	$25,103
Collaboration profit share payable	40,760	—
Deferred revenue, current portion	13,406	13,693
Capital lease obligations, current portion	1,405	1,460
Deferred rent liability, current portion	1,016	1,038

Total current liabilities	93,197	41,294
Deferred revenue, net of current portion	149,820	159,706
Capital lease obligations, net of current portion	194	1,254
Deferred rent liability, net of current portion	7,965	6,067

Stockholders’ equity:
Preferred stock $.01 par value; 5,000,000 shares authorized, none issued and outstanding at June 30, 2005 and December 31, 2004	—	—
Common stock $.01 par value; 125,000,000 shares authorized;
45,290,793 issued and 44,851,764 outstanding at June 30, 2005;
42,329,499 issued and 41,904,499 outstanding at December 31, 2004	457	423

Additional paid-in capital	423,729	382,177
Deferred compensation	(23,096)	(11,817)
Treasury stock, at cost	(854)	(255)
Accumulated other comprehensive income	(699)	(573)
Accumulated deficit	(266,475)	(238,817)

Total stockholders’ equity	133,062	131,138

Total liabilities and stockholders’ equity	$384,238	$339,459

See accompanying notes.

1

EYETECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Gross product revenue	$58,649	$—	$133,725	$—
Less: Distribution service fees, allowances, and returns	(3,171)	—	(7,594)	—

Net product revenue	55,478	—	126,131	—
License fees	3,061	1,408	9,208	3,908
Reimbursement of development costs	7,678	12,058	21,748	33,821
Other revenue	1,161	—	1,976	—

Total revenue	67,378	13,466	159,063	37,729

Operating expenses:
Cost of goods sold	11,640	—	26,158	—
Research and development	23,326	25,879	66,688	81,723
Sales and marketing	10,698	9,342	33,062	19,230
Collaboration profit sharing	22,005	—	50,226	—
General and administrative	6,921	3,962	16,065	9,924

Total operating expenses	74,590	39,183	192,199	110,966

Loss from operations	(7,212)	(25,717)	(33,136)	(73,238)
Interest income	2,056	1,033	5,648	2,604
Interest expense	(46)	(33)	(171)	(117)

Net loss	(5,202)	(24,717)	(27,659)	(70,750)
Preferred stock accretion	—	—	—	(816)

Net loss attributable to common stockholders	(5,202)	(24,717)	(27,659)	(71,566)

Basic and diluted net loss attributable to common stockholders per share	$(0.12)	$(0.60)	$(0.64)	$(1.97)

Weighted average shares outstanding — basic and diluted	43,801	40,912	43,349	36,294

Pro forma basic and diluted net loss per share attributable to common stockholders				$(1.83)

Weighted average shares outstanding — pro forma basic and diluted				39,059

See accompanying notes.

2

EYETECH PHARMACEUTICALS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands)	Nine Months Ended September 30,
	2005	2004
Operating activities
Net loss	$(27,659)	$(70,750)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,514	1,371
Noncash stock-based compensation	11,181	6,021
Loss on disposal of assets	(8)	153
(Gain) loss on sale of marketable securities	(6)	28
Changes in operating assets and liabilities:
Collaboration receivable	84,588	(4,100)
Accounts receivable	(92,568)	—
Prepaid expenses and other current assets	2,993	(2,770)
Inventory	(10,039)	—
Other assets	(6,199)	(201)
Accounts payable and accrued expenses and collaboration profit sharing payable	52,270	6,580
Deferred revenue	(10,173)	14,046
Other liabilities	1,876	3,338

Net cash provided by (used in) operating activities	9,772	(46,285)
Investing activities
Purchases of property and equipment	(7,142)	(5,793)
Purchase of marketable securities	(1,645,611)	(2,954,754)
Proceeds from sale and maturities of marketable securities	1,625,390	2,888,593
Increase in restricted cash	—	(303)
Repayment of loan to stockholders	—	431
Interest receivable	63	(478)

Net cash used in investing activities	(27,299)	(72,305)
Financing activities
Proceeds from issuance of common stock, net	14,993	154,522
Proceeds from exercise of stock options	4,132	—
Proceeds from issuance of redeemable convertible preferred stock and warrants, net	—	2,640
Purchase of treasury stock	(599)	—
Repayment of capital leases	(1,115)	(458)

Net cash provided by financing activities	17,411	158,628

Net increase in cash and cash equivalents	(116)	40,038
Cash and cash equivalents at beginning of period	40,780	25,014

Cash and cash equivalents at end of period	$40,664	$65,052

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$171	$117

Issuance of redeemable preferred stock on conditional exercise of warrants	$—	$501

Conversion of redeemable and convertible preferred stock to common stock	$—	$189,614

Expenses in connection with initial public offering of common stock reclassified to additional paid in capital	$—	$1,701

See accompanying notes.

EYETECH PHARMACEUTICALS, INC.
NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005
1. Organization and Description of Business
Eyetech Pharmaceuticals, Inc., together with its wholly owned subsidiaries (collectively, “Eyetech” or the “Company”), is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. The Company’s initial focus is on diseases affecting the back of the eye, particularly the retina. In December 2004, the Company received approval from the United States Food and Drug Administration (FDA) to market its first product, Macugen® (pegaptanib sodium injection), for the treatment of neovascular (wet) age-related macular degeneration, known as neovascular AMD. The Company began selling Macugen in the United States in January 2005. Macugen is being sold to a limited number of specialty distributors who in turn sell Macugen to physicians, a limited number of specialty pharmacy providers and federal government buying groups. The Company is also further developing Macugen for the treatment of neovascular AMD and developing Macugen for the treatment of diabetic macular edema, known as DME, which is a complication of diabetic retinopathy, retinal vein occlusion, known as RVO, and other indications.
In November 2004, concurrent with the acquisition of a potential second-source manufacturing facility for Macugen, the Company established a wholly owned subsidiary to hold these assets. The Company operates in a single business segment.
On August 21, 2005 the Company and OSI Pharmaceuticals, Inc. announced a definitive merger agreement (“the merger”) whereby OSI agreed to acquire the Company. Under the merger agreement, OSI will acquire all outstanding shares of the Company’s common stock in a combination of cash and OSI common stock. The merger agreement calls for $15 per share to be paid in cash with the remaining consideration to be paid in OSI common stock using an exchange ratio of 0.12275 OSI shares for each share of Company stock. The acquisition is subject to a number of closing conditions, including Eyetech stockholder approval and regulatory approvals. The Company has received notice from the FTC and the SEC that the transaction will not be reviewed by either agency. On November 10, 2005, the Company held a special meeting of stockholders to consider adoption of the merger agreement with OSI. At the meeting, more than 71% of the Company’s outstanding shares of common stock were voted in favor of adoption of the merger agreement, which is in excess of the majority of outstanding shares required to adopt the merger agreement under Delaware law.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Quarterly Report on Form 10-Q. Accordingly, they do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented.
The results of operations for the three-month and nine-month periods ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2005. These condensed consolidated financial statements should be read in conjunction with the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2005, the Company had substantially all of its cash and cash equivalents deposited with one financial institution.
Marketable Securities
Marketable securities are classified as “available-for-sale” and are carried at market value with unrealized gains and losses reported as other comprehensive income or loss, which is a separate component of stockholders’ equity.
Restricted Cash
Restricted cash of $5.9 million at September 30, 2005 and December 31, 2004 collateralizes $5.9 million of outstanding letters of credit associated with the leases of the Company’s office and laboratory facilities. The funds are invested in certificates of deposit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash equivalents and marketable securities. The Company has established guidelines relating to diversification and maturities that allow the Company to manage risk.
Revenue Recognition
     Product Revenue
The Company sells Macugen primarily to distributors, who, in turn, sell to physicians, a limited number of specialty pharmacy providers and federal government buying groups. The Company does not recognize revenue from product sales until there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed and determinable, the buyer is obligated to pay the Company, the obligation to pay is not contingent on resale of the product, the buyer has economic substance apart from the Company, the Company has no obligation to bring about sale of the product, the amount of returns can be reasonably estimated and collectibility is reasonably assured.
The Company reports product revenue on a gross basis for sales in the United States. The Company has determined that it is qualified as a principal under the criteria set forth in Emerging Issues Task Force (“EITF”), Issue 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent,” based on the Company’s responsibilities under the Company’s contracts with Pfizer Inc., which include manufacture of product for sale in the United States, distribution, ownership of product inventory and credit risk from customers.
The Company records allowances for distribution fees, product returns and governmental rebates for products sold in the United States at the time of sale, and reports revenue net of such allowances. The Company must make significant judgments and estimates in determining these allowances. For instance:
•	The Company’s distributors have a limited right of return for unopened product during a specified time period based on the product’s labeled expiration date. As a result, in calculating the allowance for product returns, the Company estimates the likelihood that product sold to distributors might be returned within a specific timeframe. The Company determines its estimates using actual product data from distributors, industry data on products with similar characteristics and the expiration dates of product sold.
•	Certain government buying groups that purchase the Company’s product from wholesalers have the right to receive a discounted price from the Company. As a result, the Company estimates the amount of product which will ultimately be sold to these buying groups. The Company determines its estimates using actual product data from distributors and historical industry trends.
If actual results differ from the Company’s estimates, the Company will be required to make adjustments to these allowances in the future.
     Reimbursement of Development Costs and License Revenue
Revenues associated with the Company’s collaboration with Pfizer consist of non-refundable, up-front license fees and reimbursement of development expenses.
The Company uses revenue recognition criteria outlined in Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” and EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Non-refundable license fees, where the Company has an ongoing involvement or performance obligation, are recorded as deferred revenue in the balance sheet and amortized into license fees in the statement of operations over the term of the performance obligation.
Revenues derived from reimbursements of costs associated with the development of Macugen are recorded in compliance with EITF Issue 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent” (“EITF 99-19”), and EITF Issue 01-14, “Income Statement Characterization of Reimbursements Received For ‘Out-of-Pocket’ Expenses Incurred” (“EITF 01-14”). According to the criteria established by these EITF Issues, in transactions where the Company acts as a principal, with discretion to choose suppliers, bears credit risk and performs part of the services required in the transaction, the Company has met the criteria to record revenue for the gross amount of the reimbursements.
Research and Development Costs
Research and development costs are expensed as incurred.
Inventory
Inventory is stated at the lower of cost or market value. Inventory is comprised of three components: raw materials, which are purchased directly by the Company; work in process, which is primarily Macugen’s active pharmaceutical ingredient (API) where title has transferred from our contract manufacturer to the Company; and finished goods, which is packaged product ready for commercial sale. Prior to FDA approval of Macugen in December 2004, the Company purchased raw materials and manufactured API, the costs of which were expensed as research and development. Accordingly, cost of goods sold for the nine months ended September 30, 2005 does not include costs associated with the manufacture of the API component of Macugen. There were no finished goods produced before the FDA approval.

The major classes of inventory were as follows (in thousands):

	September 30,	September 30,
Inventory	2005	2004

Raw materials	$1,530	$—
Work-in-progress	2,176	—
Finished goods	6,333	—

Total inventory	$10,039	$—

Stock-Based Compensation
In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” (“SFAS No. 148”). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The Company adopted the disclosure requirements of SFAS No. 148 effective December 31, 2002. As allowed by SFAS No.123, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed in APB No. 25 and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant.
During the second quarter of 2005, the Company broadly issued restricted stock awards to officers, employees and board members to encourage performance and retention. Under this program, the Company issued 1,481,611 restricted shares that have a purchase price of $0.01 per share and a grant date fair value of $12.78 per share. The right to sell the shares vests on the one year anniversary of the grant based upon continued employment. Additionally, the restricted shares were granted with a change in control provision whereby the shares would become 100% vested upon the occurrence of a change in control event, as that term is defined under the Company’s 2003 Equity Compensation Plan. Pursuant to APB 25, the Company will record compensation expense for the grant date fair value of the award on a straight-line basis over the vesting period.
During the second quarter of 2005, the Company accelerated the vesting of unvested stock options previously awarded to employees and officers under its stock option plans which had exercise prices greater than $22.44, which was two times the closing price of the stock on June 15, 2005. Unvested options to purchase approximately 3 million shares became fully vested and exercisable as a result of the vesting acceleration. The purpose of the accelerated vesting was to enable the Company to minimize the compensation expense associated with these options in future periods, upon adoption of SFAS 123R (Share-Based Payment) in January 2006. The pretax charge to the income statement that will be avoided in future periods amounts to approximately $54 million, of which $17 million would have been incurred during 2006. The effect of the acceleration on June 28, 2005, caused pro-forma stock-based compensation expense to increase for the quarter ended June 30, 2005 over the corresponding 2004 by approximately $57 million pretax.
Had compensation cost for the Company’s outstanding employee stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company’s net loss and basic and diluted net loss per share, would have been changed to the following pro forma amounts (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss attributable to common stockholders, as reported	$(5,202)	$(24,717)	$(27,659)	$(71,566)
Add: Non-cash employee compensation as reported	5,936	1,217	11,545	4,782
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(766)	(3,476)	(65,962)	(8,007)

SFAS 123 pro forma loss	$(31)	$(26,976)	$(82,076)	$(74,791)

Basic and diluted loss attributable to common stockholders per share, as reported	$(0.12)	$(0.60)	$(0.64)	$(1.97)

Basic and diluted loss attributable to common stockholders per share, SFAS 123 pro forma	$(0.00)	$(0.66)	$(1.89)	$(2.06)

SFAS No. 123 pro forma information regarding net loss is required by SFAS No.123, and has been determined as if the Company had accounted for its stock-based employee compensation under the fair value method prescribed in SFAS No.123. The fair value of the options prior to completion of the Company’s initial public offering was estimated at the date of grant using the minimum value pricing model. Upon completion of the initial public offering in February 2004, the Company began using the Black-Scholes model to estimate fair value. The following assumptions were utilized for the calculations during each period:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Risk-free interest rate	4.1% - 4.34%	4.5%	4.1% - 4.5%	3.9% - 4.75
Dividend yield	0%	0%	0%	0%
Expected life	6.25 years	5 years	6.25 years	5 years
Volatility	77%	76%	74%	73%
The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. Pro forma compensation related to stock option grants is expensed over their respective vesting periods.
The Company accounts for options issued to non-employees under SFAS No.123 and EITF Issue 96-18, “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services”. As such, the value of such unvested options is periodically re-measured and income or expense is recognized during their vesting terms.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Recently Issued Accounting Pronouncements
On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision SFAS No. 123. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS No. 95”). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure will no longer be allowable.
SFAS No. 123(R) must be adopted no later than January 1, 2006. Early adoption is permitted in periods in which financial statements have not yet been issued. The Company has decided not to adopt SFAS No. 123(R) prior to January 1, 2006. The Company expects to adopt the “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date.
As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share as disclosed above in “Stock Based Compensation.”
3. Net Loss Per Share
The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No.128”). Under the provisions of SFAS No. 128, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, shares issuable upon the exercise of stock options and the conversion of preferred stock upon the exercise of warrants. Diluted EPS is identical to Basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive.
The following table sets forth the computation of basic and diluted net loss per share for the three-month and nine-month periods ended September 30, 2005 and 2004 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Numerator:
Net Loss	$(5,202)	$(24,717)	$(27,659)	$(70,750)
Preferred stock accretion	—	—	—	(816)

Numerator for basic and diluted net loss attributable to common stockholders per share — net loss attributable to common stockholders	$(5,202)	$(24,717)	$(27,659)	$(71,566)

Denominator:
Denominator for basic and dilutive net loss attributable to common stockholders per share — weighted-average shares	43,801	40,912	43,349	36,294

Basic and diluted net loss attributable to common stockholders per share	$(0.12)	$(0.60)	$(0.64)	$(1.97)

Denominator for unaudited pro forma basic and diluted net loss attributable to common stockholders per share — weighted average shares				39,059

Unaudited pro forma basic and diluted net loss attributable to common stockholders per share				$(1.83)

Pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding convertible preferred stock into shares of the Company’s common stock effective upon the closing of the Company’s initial public offering, as if such conversion had occurred at the date of the original issuance. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock.
The following table shows dilutive common share equivalents outstanding on a weighted average basis, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Preferred Stock	—	—	—	2,765
Options	4,500	5,797	4,500	5,636
Warrants	—	—	—	613

	4,500	5,797	4,500	9,014

4. Comprehensive Loss
Comprehensive losses are primarily comprised of net losses and unrealized gains and losses on available for sales securities. Comprehensive losses for the three months and nine months ended September 30, 2005 and 2004 are detailed below (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net loss	$(5,202)	$(24,717)	$(27,659)	$(70,750)
Unrealized (loss) gain on available for sale securities	(122)	184	(126)	(506)

Comprehensive loss	$(5,324)	$(24,533)	$(27,785)	$(71,256)

5. Pfizer Collaboration
In December 2002, Pfizer and the Company entered into several concurrent agreements to jointly develop and commercialize Macugen. Under the terms of the agreement, which became effective February 3, 2003 when government approval was obtained, Pfizer made initial payments of $100 million which included the purchase of 2,747,253 shares of the Company’s Series D preferred stock for $24.7 million, net of issuance costs and a $75 million initial license fee which is being amortized over the expected term of the agreement (estimated at 15 years). In addition, Pfizer agreed to purchase from the Company, up to an additional $25 million of the Company’s capital stock at the then current market price upon the completion of certain events. Such $25 million of capital stock was purchased from the Company as follows: in February 2004, Pfizer purchased approximately $10 million of common stock (476,190 shares of common stock) at $21.00 per share in connection with the Company’s initial public offering and, in February 2005, Pfizer purchased $15 million of common stock (344,000 shares of common stock) at approximately $43.60 per share in connection with the approval of Macugen in the United States.
During 2004, the Company received an additional $15.5 million in license fees based on regulatory filings in the United States and European Union and in 2005 received $90 million in connection with the FDA approval of Macugen. These license fees are being amortized on a straight line basis over the remaining expected term of the agreement (currently estimated at approximately 13 years).
Based on the achievement of certain specified worldwide regulatory submission and approvals, the Company would be eligible to receive up to an additional $90 million in license payments. The Company also has the potential to receive up to an additional $450 million in milestone payments, which are contingent upon successful commercialization of Macugen and which are based on attainment of agreed-upon sales levels. Pfizer may terminate the collaboration relationship upon six to twelve months’ prior notice, depending on when such notice is given.
Following commercial launch in January 2005, Macugen is being co-promoted by the Company and Pfizer in the United States where the Company has an ophthalmology sales force, maintains the inventory and records as revenue all United States product sales. The Company and Pfizer will share in profits and losses from the sale of Macugen products in the United States. Outside the United States, Pfizer will market the product exclusively under a license, in connection with which the Company will be entitled to receive royalty income.
Under the terms of the agreement, both parties will expend funds related to the co-promotion and development of Macugen. Pfizer will generally fund a majority of the ongoing development costs incurred pursuant to an agreed upon development plan covering the development of Macugen for AMD, DME, RVO and other agreed upon ophthalmic indications. In certain instances, the Company will reimburse Pfizer for the Company’s share of costs that Pfizer incurs.
6. Termination Benefits
On June 28, 2005, the Company notified 25 employees that their employment would be involuntarily terminated as part of a strategic workforce restructuring.

As a result at June 30, the Company recorded a charge of $1.5 million for termination benefits, primarily severance payments, in connection with the restructuring. Costs associated with this charge have been recorded in the profit and loss line items where expenses for the affected employees are customarily expensed. All employees affected by this reduction were off payroll by mid-July 2005.
2005 Termination Benefits

Termination
Benefits
Beginning liability at June 30, 2005	$1,467
Provisions	—
Payments	1,253

Ending liability at September 30, 2005	$214

7. Subsequent Event
On November 10, 2005, the Company held a special meeting of stockholders to consider adoption of the merger agreement with OSI Pharmaceuticals, Inc. (“OSI”). At the meeting, more than 71% of the Company’s outstanding shares of common stock were voted in favor of adoption of the merger agreement, which is in excess of the majority of outstanding shares required to adopt the merger agreement under Delaware law. As a result, On November 14, 2005, OSI completed its acquisition of Eyetech. OSI acquired Eyetech for approximately $690 million in cash and approximately 5.7 million shares of OSI common stock.